Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 26th day of July, 2002, by and between World Fuel Services Corporation, a Florida corporation (the “Company”), and Michael J. Kasbar (the “Executive”).

RECITALS. Executive currently is employed by the Company pursuant to an employment agreement dated October 11, 2001, that expires March 31, 2005 (the “2001 Employment Agreement”) as the Chairman and Chief Executive Officer of the subsidiaries and affiliates of the Company engaged in the marine and related businesses, excluding aviation (the “Trans-Tec Group”). The Executive has been promoted to serve as President and Chief Operating Officer of the Company, effective July 26, 2002 (the “Effective Date”). The Company and the Executive now wish to amend and restate the 2001 Employment Agreement in its entirety, to reflect the increased duties and responsibilities of Executive as a result of his promotion.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the 2001 Employment Agreement is hereby amended and restated in its entirety to read as follows:

1. Employment. The Company hereby employs Executive pursuant to the terms and conditions of this Agreement for a term (the initial “Employment Term”), commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date. At least one (1) year prior to each date on which the Employment Term otherwise would terminate, the Company and the Executive shall notify each other in writing whether they elect to extend the Employment Term for an additional year, and the Employment Term shall not be so extended unless both parties so elect to extend the Employment Term. If the Company is electing not to extend the Employment Term for Cause, or the Executive is electing not to extend the Employment Term for Good Reason, it or he shall so state in the notice. During the Employment Term, the Executive shall serve as President and Chief Operating Officer of the Company. The Executive shall faithfully and diligently perform all services as may be assigned to him by the Chairman of the Board (“Chairman”) of the Company consistent with his position, shall report solely to the Chairman, and shall exercise such power and authority as may from time to time be delegated to him by the Chairman. The Executive shall devote his full business time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

2. Compensation and Benefits. During the Employment Term, the Company shall pay Executive the compensation and other amounts set forth below.

2.1    Base Salary. The Company shall pay Executive an annual salary (“Base Salary”) of Five Hundred Twenty-Five Thousand Dollars ($525,000), payable in equal installments according to the Company’s regular payroll practices and subject to such deductions as may be required by law. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), be increased at any time or from time to time. Base Salary shall not be decreased and, if increased, shall not thereafter be decreased for any reason.

2.2    Bonus.

(a)         Subject to the terms of the Company’s Annual Incentive Plan (the “AIP”), adopted by the Board of Directors on July 26, 2002, the Executive will be eligible to receive an annual bonus (the “Bonus”) for the period beginning April 1, 2002 and ending December 31, 2002, and for each 12 month period beginning each January 1 thereafter (each a “Bonus Period”). Executive has received and reviewed a copy of the AIP. Capitalized terms used in this Section 2.2 and not otherwise defined shall have the meanings assigned to them in the AIP. Executive understands that the AIP imposes various conditions and limitations on Performance Awards payable to Participants, and that, unless otherwise provided herein, such conditions and limitations apply to Executive’s Bonuses hereunder. The Bonus shall be equal to a percentage of the Executive’s Base Salary as of the last day of the Bonus Period for which the Bonus is being calculated, and will be conditioned on achievement of the Performance Goals shown below for the Bonus Period. The Bonus for the period from April 1, 2002 to December 31, 2002 has been determined by the Compensation Committee and accepted by the Executive. The Compensation Committee and the Executive have agreed that the principal Performance Goal for the remainder of the Employment Term will be Growth in EPS (as defined below) and that the Bonus for each Bonus Period commencing January 1, 2003 shall be determined pursuant to the formula set forth in the following table:

Growth in EPS Achieved	Amount of Bonus determined as a % of Base Salary

Less than 5%	No Bonus
5%	15%
6%	23%
7%	33%
8%	45%
9%	59%
10%	75%
11%	93%
12%	113%
13%	138%
14%	168%
15% or higher	200%

The Executive and the Compensation Committee have agreed that the target Performance Goal for each Bonus Period is Growth in EPS of 11.5%. If the Performance Goal achieved is between one of the thresholds set forth in the foregoing table, Executive shall be eligible to receive a pro-rated portion of the Bonus. For example, if 7.5% EPS growth is achieved, Executive would be eligible for a Bonus equal to 39% of Base Salary. The Bonus payable pursuant to this subsection (a) is referred to as the “Earnings Bonus,” and the Bonus payable pursuant to subsection (b)(ii) below is referred to as the “MBO Bonus.” Both such bonuses are hereinafter collectively referred to as the “Bonus.”

(b)        Notwithstanding the foregoing:

(i)              If in any Bonus Period the Company achieves or exceeds the target Performance Goal of 11.5% Growth in EPS, the aggregate of bonuses paid to the Company’s executive officers as a group in such year shall not exceed an amount equal to 50% of any increment in net earnings (after taxes and payment of bonuses) earned by the Company in excess of the net earnings required to achieve or exceed the target Performance Goal of 11.5% Growth in EPS. Executive’s Bonus shall be subject to the limitation set forth in the preceding sentence, and shall be reduced, but not below 100% of Base Salary, as necessary to comply with such limitation. In the event such a reduction is required, it shall be made pro-rata to all executive officers. For purposes of this provision, “executive officers” means the Company’s senior executive officers who are designated by the Compensation Committee (after consultation with the Chairman and President) as eligible to participate in the AIP for the Bonus Period in question.

(ii)             If in any Bonus Period (1) the Company achieves the Growth in EPS necessary for Executive to receive an Earnings Bonus pursuant to subsection (a), and (2) the Executive also satisfies certain objectives (the “MBO’s”) for such Bonus Period (which MBO’s shall be agreed to by the Executive and the Compensation Committee within the first 90 days of each Bonus Period), then the Executive shall be eligible to receive an additional Bonus (the “MBO Bonus”) over and above the Earnings Bonus paid pursuant to subsection (a) above, which MBO Bonus shall be in an amount to be determined by the Compensation Committee in its discretion; provided, however, that (A) the MBO Bonus shall not exceed twenty percent (20%) of the Earnings Bonus, and (B) the MBO Bonus shall be reduced as required (x) to comply with the limitations set forth in subsection (b)(i) above, and (y) so that in no event shall the aggregate of the Earnings Bonus and the MBO Bonus in any Bonus Period exceed 200% of the Executive’s Base Salary.

(iii)            Furthermore, in no event shall the aggregate of the Earnings Bonus and the MBO Bonus in any Bonus Period exceed the maximum Performance Award per year set forth in Section 4.2 of the AIP (currently $1,500,000), or such higher maximum as may be adopted by amendment to the AIP.

(c)         For purposes of the foregoing formula, “Growth in EPS” for a Bonus Period shall mean the quotient obtained by dividing (x) the amount, if any, by which (i) the EPS for the 12 month period that ends on the last day of the Bonus Period exceeds (ii) the EPS for the 12 month period ending immediately prior to the Bonus Period (the “Prior Year’s EPS”), by (y) the Prior Year’s EPS. For purposes of the foregoing formula, EPS shall mean the Company’s earnings per share, on a fully diluted basis, computed in accordance with FASB Statement 128. However, the Compensation Committee has the right to adjust financial results to eliminate the effect of certain accounting adjustments and other one-time events, so that the bonus payouts reflect ongoing operating results and are not artificially inflated, or deflated, due to unusual, one-time events. Notwithstanding the terms of the AIP, the parties expressly agree that acquisitions of companies or assets by the Company will not be considered extraordinary or one-time events that would require an adjustment pursuant to the preceding sentence or the AIP.

(d)        The requirements that the Company achieve the Performance Goals and the Executive achieve the MBO’s under this Section 2.2 are intended as “performance goals” for Executive, as that term is used in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder. The Company hereby represents and warrants to Executive that such Performance Goals have been determined and approved by the Compensation Committee, consisting solely of at least two (2) outside directors, as required by Code § 162(m)(4)(C)(i) and Treasury Regulations promulgated thereunder.

(e)         Notwithstanding anything to the contrary contained herein, in no event shall Executive receive any portion of his Bonus if and to the extent that the Company could not reasonably deduct such portion solely by operation of Code § 162(m). For purposes of this limitation: (i) no portion of the Executive’s compensation or benefits, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment, shall be taken into account; (ii) no portion of any compensation or benefits shall be taken into account which, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to Executive, does not constitute “applicable employee remuneration” within the meaning of Code §162(m) and Treasury Regulations promulgated thereunder; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Executive’s remuneration shall be determined by the Company’s independent auditors in accordance with the Code. This subsection (e) shall not prohibit the payment of any Bonus (or portion thereof) which is deferred in accordance with subsection (h) below.

(f)         At any time during the Employment Term, upon written request of Executive, the Company shall submit the Performance Goal and other material compensation terms provided herein for approval by the Company’s shareholders so as to comply with Code § 162(m)(4)(C)(ii) and Regulations promulgated thereunder, and the Company shall use reasonable efforts to secure such shareholder approval; provided, (i) the Company shall not be required to call a special shareholders meeting for the sole purpose of complying with this section; and (ii) in order to have such approval sought at the Company’s annual shareholders meeting, Executive shall provide written notice thereof to the Company no less than ninety (90) days prior to the scheduled date of the annual meeting. If any executive officer of the Company requests that his Performance Goals and compensation terms be submitted for shareholder approval pursuant to this Agreement, the Company shall have the right to submit the Performance Goals and compensation arrangements of all executive officers for shareholder approval at the same meeting.

(g)        If required to comply with Code §162(m)(4)(C)(iii), the Company’s Compensation Committee shall, before the payment of any Bonus, certify in writing, if applicable, that the Performance Goal and any other material terms hereof were satisfied, as necessary to comply with Code § 162(m)(4)(C)(iii).

(h)        Unless the Company’s shareholders have approved the Performance Goal and other material compensation terms provided herein, the payment of any portion of the Bonus causing Executive’s compensation to exceed the limitation under Section 162(m)(i) of the Code during any fiscal year of the Company (the “Excess Amount”) will be deferred until a fiscal year during the Employment Term in which Executive earns less than the limitation under Section 162(m)(i) of the Code; provided, however, that in the event of Executive’s death, the termination of Executive for any reason, or the expiration of this Agreement, any Excess Amount, including any interest earned thereon, shall be paid to Executive within ten (10) days of such death, termination, or expiration. Any Excess Amount shall earn interest at the prime rate as published in the Wall Street Journal (the “Prime Rate”) until such amount is paid to the Executive. The Company shall hold any Excess Amount, including any interest earned thereon, in trust for Executive until such amount is paid to Executive in accordance with the terms hereof; provided, that all amounts held in trust for Executive shall be subject to the claims of the creditors of the Company.

(i)         The provisions of this Section 2.2 are intended, and shall be interpreted, to comply with the requirements of Code § 162(m) so as to permit the Company to deduct all payments of applicable employee remuneration made to Executive pursuant to this Agreement.

2.3    Stock Options.

(a)         Pursuant to the 2001 Employment Agreement, the Company granted to the Executive options (the “Initial Options”) to purchase up to 55,000 shares of common stock (the “Common Stock”) of the Company under (and therefore subject to all terms and conditions of) the World Fuel Services Corporation 1996 Employee Stock Option Plan and the 2001 Omnibus Plan, and any successor plan thereto, and all rules of the Securities and Exchange Commission applicable to stock option plans then in effect. In addition to the Initial Options, the Executive shall be eligible to receive additional option grants under the 2001 Omnibus Plan in such number and on such terms and conditions as shall be determined by the Board or the Compensation Committee of the Board. The options granted to the Executive shall be incentive stock options (“ISO’s”), within the meaning of Section 422(b) of the Internal Revenue Code of 1986 as amended (the “Code”), to the extent that such options do not exceed the limitations imposed by Section 422(d) of the Code, and the balance of the options granted to the Executive shall be non-qualified stock options (“NSO’s”).

(b)        The Initial Options, and all other options granted to Executive by the Company (collectively, the “Options”) shall become fully vested immediately in the event that: (i) a Change of Control of the Company as defined in Section 3.1 hereof occurs, or (ii) the Executive terminates his employment with the Company for Good Reason, as defined in Section 3.4 hereof, or (iii) the Company terminates the Executive’s employment with the Company, other than for Cause, as defined in Section 3.2 hereof.

(c)         In the event the Executive’s employment terminates for any of the reasons set forth in subsections (ii) or (iii) of Section 2.3(b), the Executive may exercise all vested rights under the Options at any time after termination and until the earlier of: (1) the date that is two (2) years after the date on which the Executive’s employment terminates for the reasons provided above (except that for ISOs such period shall be three (3) months after termination, not two years); and (2) the Expiration Date for the options as defined in the applicable option agreement.

2.4    Restricted Stock.

(a)         Pursuant to the 2001 Employment Agreement, the Company granted to the Executive 25,000 shares of restricted Common Stock of the Company (the “Initial Restricted Stock”).

(b)        Effective August 27, 2002, the Company shall grant to Executive 25,000 shares of restricted Common Stock (the “New Shares”). The New Shares shall vest in three equal installments on the third, fourth and fifth anniversaries of the Effective Date, and shall be subject to the terms of a restricted stock agreement to be entered into between Executive and the Company. The New Shares and the Initial Restricted Stock are collectively referred to herein as the “Restricted Stock.” The Executive’s rights with respect to the Restricted Stock shall become fully vested immediately in the event that (i) a Change of Control of the Company as defined in Section 3.1 hereof occurs, or (ii) the Executive terminates his employment with the Company for Good Reason, as defined in Section 3.4 hereof, or (iii) the Company terminates the Executive’s employment with the Company, other than for Cause, as defined in Section 3.2 hereof.

2.5    Other Benefits. Executive: (i) shall be entitled to receive all medical, health, disability, life and dental insurance, and other similar employee benefit programs, which may be provided by the Company to its executive employees from time-to-time; (ii) shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder, including but not limited to travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate receipts therefor); (iii) shall be paid an auto allowance of $1,000.00 per month; (iv) shall be entitled to six (6) weeks paid vacation each calendar year, and any vacation time not taken during any calendar year shall be carried over into subsequent calendar years if and to the extent such carried over vacation time does not exceed six (6) weeks; and (v) shall be entitled to reimbursement from the Company for all of his legal fees and expenses incurred in connection with the preparation of this Employment Agreement.

3. Certain Definitions.

3.1    Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

(a)         any person or “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan or plans of the Company and its subsidiaries, becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

(b)        any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate voting power of the capital stock of the surviving entity; or

(c)         the individuals who, as of March 1, 2003 (the “Effective Date”), constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, or in the case of a merger or consolidation of the Company, do not constitute or cease to constitute at least two-thirds (2/3) of the board of directors of the surviving company (or in a case where the surviving corporation is controlled, directly or indirectly by another corporation or entity, do not constitute or cease to constitute at least two-thirds (2/3) of the board of such controlling corporation or do not have or cease to have at least two-thirds (2/3) of the voting seats on any body comparable to a board of directors of such controlling entity, or if there is no body comparable to a board of directors, at least two-thirds (2/3) voting control of such controlling entity); provided that any person becoming a director (or, in the case of a controlling non-corporate entity, obtaining a position comparable to a director or obtaining a voting interest in such entity) subsequent to the Effective Date hereof whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(d)        there is a liquidation or dissolution of the Company or all or substantially all of the assets of the Company have been sold; or

(e)         if the Company enters into an agreement or series of agreements or the Board passes a resolution which will result in the occurrence of any of the matters described in Subsections (a) through (d), and the Executive’s employ is terminated subsequent to the date of execution of such agreement or series of agreements or the passage of such resolution, but prior to the occurrence of any of the matters described in Subsections (a) through (d), then, upon the occurrence of any of the matters described in Subsections (a) through (d), a Change of Control shall be deemed to have retroactively occurred on the date of the execution of the earliest of such agreement(s) or the passage of such resolution.

3.2    Cause. For purposes of this Agreement, “Cause” means (i) an act or acts of fraud, misappropriation, or embezzlement on the Executive’s part which result in or are intended to result in his personal enrichment at the expense of the Company or its subsidiaries or affiliates, (ii) conviction of a felony, or (iii) willful failure to report to work for more than thirty (30) continuous days not attributable to eligible vacation or supported by a licensed physician’s statement.

3.3    Disability. For purposes of this Agreement, “Disability” means disability which after the expiration of more than twelve (12) months after its commencement is determined to be total and permanent by an independent physician mutually agreeable to the parties. Notwithstanding any disability of Executive, he shall continue to receive all compensation and benefits provided under Section 2 until his employment is actually terminated, by a Notice of Termination pursuant to Section 4.2.

3.4    Good Reason. For purposes of this Agreement, “Good Reason” means:

(a)         any failure by the Company to comply with any of the provisions of Section 2 of this Agreement other than an insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

(b)        following a Change in Control, any failure by the Company and/or its subsidiaries or affiliates to furnish the Executive and/or where applicable, his family, with: (i) total annual cash compensation (including annual bonus), (ii) total aggregate value of perquisites, (iii) total aggregate value of benefits, or (iv) total aggregate value of long term compensation, including but not limited to stock options, in each case at least equal to or exceeding or otherwise comparable to in the aggregate, the highest level received by the Executive from the Company and/or its subsidiaries or affiliates during the six (6) month period (or the one (1) year period for compensation, perquisites and benefits which are paid less frequently than every six (6) months) immediately preceding the Change of Control, other than an insubstantial and inadvertent failure remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

(c)         the Company’s and/or its subsidiaries’ or affiliates’ requiring the Executive to be based or to perform services at any site or location more than fifteen (15) miles from Miami, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities (which does not materially exceed the level of travel previously required of the Executive);

(d)        any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 9; or

(e)         without the express prior written consent of the Executive (which consent the Executive has the absolute right to withhold), (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including titles and reporting relationships), authority, responsibilities or status, or (ii) any other material adverse change in such position, authority, responsibility or status.

For the purposes of this Section 3.4, any good faith interpretation by the Executive of the foregoing definitions of “Good Reason” shall be conclusive on the Company. No termination by Executive for Good Reason shall be deemed a voluntary termination by Executive for purposes of any stock option, employee benefit or similar plan of the Company.

3.5    Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the

Date of Termination (which date shall be not more than fifteen (15) days after the giving of such notice).

3.6    Date of Termination. Date of Termination means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.

4. Termination.

4.1    Events of Termination. The Executive may terminate his employment with the Company, for Good Reason, at any time, and may terminate his employment with the Company without Good Reason upon thirty (30) days written notice to the Company. The Company may terminate Executive’s employment with the Company at any time upon the occurrence of one or more of the events set forth in subsections (a) through (c) below. The death or Disability of Executive shall in no event be deemed a termination of employment by Executive.

(a)         The death of Executive.

(b)        The Disability of Executive.

(c)          The discharge of Executive by the Company for Cause.

4.2    Notice of Termination. Any termination of the Executive’s employment by the Executive for Good Reason or otherwise, or by the Company for Cause or otherwise, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(h).

5. Obligations Upon Termination.

5.1    Voluntary Termination by Executive and Termination For Cause. If the Executive’s employment with the Company is terminated (i) voluntarily by the Executive, for any reason other than Good Reason, or (ii) by the Company for Cause, the Company shall pay Executive, within five (5) business days after his Date of Termination, his Base Salary, unused vacation entitlement and car allowance through the Date of Termination (if not already paid), and the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement; except that, to the extent that the Company’s insurance, stock option and other benefit plans provide certain rights and benefits after an employee’s termination, Executive shall continue to receive such rights and benefits in accordance with the terms of such plans.

5.2    Termination for Death or Disability. If Executive’s employment is terminated by the Company due to the Executive’s death or Disability, the Company shall pay Executive (or his heirs and/or personal representatives): (i) Executive’s Base Salary, unused vacation entitlement and car allowance through the Date of Termination (if not already paid); and (ii) the Bonus payable under Section 2.2, if any, for the fiscal year in which Executive’s termination occurred, as if Executive had been employed by the Company for the full fiscal year; and the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement; except that, to the extent that the Company’s insurance, stock option and other benefit plans provide certain rights and benefits after an employee’s termination, Executive shall continue to receive such rights and benefits in accordance with the terms of such plans. Amounts payable under subsection (i) of this Section 5.2 shall be paid within five (5) business days after the Date of Termination, and the Bonus payable under subsection (ii) shall be paid on or before May 15 of the fiscal year following the fiscal year in which the termination occurred.

5.3    Termination by the Company in Default of Agreement; Termination of Employment by the Executive for Good Reason. If (i) the Executive’s employment with the Company is terminated by the Company prior to, or more than three (3) years after, a Change of Control for any reason other than the Executive’s death or Disability, and other than for Cause, or (ii) the Executive terminates employment with the Company for Good Reason prior to, or more than three (3) years after, a Change of Control, then the Company shall pay and provide Executive:

(a)         an amount equal to the cash payment described in Section I of Exhibit A attached hereto and made a part hereof; plus

(b)        the benefits described in Sections II through IV of Exhibit A.

The amounts payable under subsection (a) of this Section 5.3 shall be paid to Executive by cashier’s check within five (5) business days after his Date of Termination. The payments and benefits paid and provided pursuant to this Section 5.3 (the “Default Payments”) shall be in lieu of all other compensation and benefits payable to Executive under this Agreement, and as liquidated damages and in full settlement of any and all claims by Executive against the Company as a result of the Company’s breach of this Agreement; except that, to the extent that the Company’s insurance, stock option and other benefit plans provide certain rights and benefits after an employee’s termination, Executive shall continue to receive such rights and benefits in accordance with the terms of such plans. Such Default Payments: (i) are not contingent on the occurrence of any change in the ownership or effective control of the Company; (ii) are not intended as a penalty; and (iii) are intended to compensate Executive for his damages incurred by reason of the Company’s breach of this Agreement, which damages are difficult to ascertain.

5.4    Termination Following a Change in Control. In the event that (i) a Change in Control in the Company shall occur during the Employment Term, and (ii) on or before the third anniversary of the Change of Control, either (x) the Term of Employment is terminated by the Company without Cause (or the Term of Employment expires because the Company has refused to extend the Term without Cause), or (y) the Executive terminates the Term of Employment (or refuses to extend the Term) for Good Reason, the Company shall pay and provide Executive, within five (5) business days after the Date of Termination, as severance compensation, the cash amounts and benefits (collectively, “Severance Benefits”) payable to the Executive under Section 5.3 hereof. For this purpose, termination of employment by the Executive for any reason during the 30 day period that begins 6-months after the Change in Control occurs shall be deemed to be a termination by the Executive for Good Reason. The Severance Benefits so paid and provided shall be in lieu of all other compensation and benefits payable to Executive under this Agreement, and in full settlement of any and all claims by Executive for such compensation or benefits; except that, to the extent that the Company’s insurance, stock option and other employee benefit plans provide certain rights and benefits after an employee’s termination, Executive shall continue to receive such rights and benefits in accordance with the terms of such plans. The Company agrees that following a Change of Control, the Company shall not, without the Executive’s consent, amend any employee insurance or benefit plan or program of the Company or its subsidiaries or affiliates in any manner that would adversely affect the Executive’s rights under such plan or program.

5.5    Termination Prior to a Change of Control as a Result of Company’s Non-Extension of Employment Term Without Cause. If the Company elects not to extend the Employment Term pursuant to Section 1 hereof other than for Cause, and the Employment Term expires prior to, or more than three (3) years after, the date on which a Change of Control has occurred, then the Company shall pay and provide to the Executive (a) Executive’s Base Salary, unused vacation entitlement and car allowance through the Date of Termination (if not already paid), by cashier’s check within five (5) business days after his Date of Termination; (b) continue to pay for a period of one year after the Date of Termination (the “Continuation Period”), an amount equal to the sum of (i) the Executive’s Base Salary as of the Date of Termination and (ii) the average of the Executive’s bonuses for each of the three (3) fiscal years of the Company ending on or immediately before the Date of Termination, such sum to be payable in twenty-six (26) consecutive bi-weekly installments commencing two weeks from the Date of Termination; and (c) continue to provide the benefits described in Sections (II) and (IV) of Exhibit A hereto through the end of the Continuation Period. In addition, the Executive shall be entitled to exercise his Stock Options during the period specified in Section 2.3(c) hereof. The Company may discontinue the payment of any amounts and provision of any benefits required under this Section 5.5 in the event that, during the Continuation Period, either (i) the Executive fails to comply in any material respect with any provision of Section 6 of this Agreement other than an insubstantial and an inadvertent failure not occurring in bad faith and which is remedied by the Executive within five (5) business days after receipt of notice thereof given by the Company, or (ii) if requested by the Company to do so, the Executive fails to provide up to ten hours per calendar month of consulting services (including any travel time) to the Company as reasonably requested by the Company, at such times and places as shall be mutually agreeable to the Company and the Executive so as not to materially interfere with any other obligations or commitments of the Executive and subject to the Company’s reimbursement to the Executive of his reasonable expenses incurred in providing such consulting services.

5.6    Certain Additional Payments by the Company.

(a)         Anything in this Agreement to the contrary notwithstanding, in the event that a Change of Control occurs prior to January 1, 2003, and it shall be determined that, as a result of such Change of Control, any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under this Section 5.6) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make a payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-

Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b)        Subject to the provisions of paragraph (c) of this Section 5.6, all determinations required to be made under this Section 5.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PriceWaterhouseCoopers (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)         The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)              give the Company any information reasonably requested by the Company relating to such claim,

(ii)             take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)            cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)            permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)        If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5.6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6. Covenant Against Unfair Competition.

(a)         Executive agrees that while he is employed by the Company, and for a period of three (3) years following any termination of his employment, for any reason, he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

(i)              own, control, manage, be employed by, consult with, or otherwise participate in, a business (other than that of the Company) involved within the Trade Area (as hereinafter defined) with any of the following businesses (the “Businesses”): (1) the storage, handling, delivery, marketing, sale, distribution or brokerage of aviation fuel, marine fuel or lubricants, aviation flight services, or marine fuel services, or (2) any other service or activity which is competitive with the services or activities which are or have been performed by the Company or its subsidiaries or affiliates since January 1, 1998;

(ii)             solicit, call upon, or attempt to solicit, the patronage of any individual, partnership, corporation or other legal entity to whom the Company or its subsidiaries or affiliates sold products or provided services, or from whom the Company or its subsidiaries or affiliates purchased products or services, at any time since January 1, 1998, for the purpose of obtaining the patronage in any of the Businesses of any such individual, partnership, corporation or other legal entity;

(iii)            solicit or induce, or in any manner attempt to solicit or induce, any person employed by the Company or its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will; or

(iv)            use, directly or indirectly, on behalf of himself or any other person or business entity, any trade secrets or confidential information concerning the business activities of the Company or any of the Company’s subsidiaries or affiliates. Trade secrets and confidential information shall include, but not be limited to, lists of names and addresses of customers and suppliers, sources of leads and methods of obtaining new business, methods of marketing and selling products and performing services, and methods of pricing.

(b)        As used herein, the term “Trade Area” shall mean: (i) the States of Florida, Louisiana, Delaware, Pennsylvania, New York, California, Virginia, New Jersey, and Maryland, (ii) Singapore, Greece, South Korea, England and Costa Rica, and (iii) any airports or seaports throughout the world which are or were serviced by the Company or its subsidiaries or affiliates at any time since January 1, 1998.

(c)         Executive recognizes the importance of the covenant contained in this Section 6 and acknowledges that, based on his past experience and training as an executive of the Company, the projected expansion of the Company’s business, and the nature of his services to be provided under this Agreement, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of Executive’s rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 6 are essential elements of this Agreement and that but for these covenants, the Company would not have agreed to enter into this Agreement.

(d)        If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 6, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 6 specifically enforced by any court having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

(e)         If any covenant contained in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

(f)         The provisions of this Section 6 shall survive the expiration and termination of this Agreement, and the termination of Executive’s employment hereunder, for any reason.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any employment, stock option or other agreements with the Company or any of its subsidiaries or affiliates. In the event there are any amounts which represent vested benefits or which the Executive is otherwise entitled to receive under any other plan or program of the Company or any of its subsidiaries or affiliates at or subsequent to the Date of Termination, the Company shall pay or cause the relevant plan or program to pay such amounts, to the extent not already paid, in accordance with the provisions of such plan or program.

8. Full Settlement. Except as specifically provided otherwise in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Except as expressly provided in Section II of Exhibit A, the Severance Benefits shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded daily, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of two percent (2%) over the Prime Rate in effect from time to time during the period of such nonpayment, but in no event greater than the highest interest rate permitted by law for such payments.

9. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, executors, heirs and legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, by a written agreement in form and substance reasonably satisfactory to the Executive, delivered to the Executive within five (5) business days after such succession.

10.               Miscellaneous.

(a)         Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by all of the parties hereto.

(b)        Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. In any action or proceeding arising out of or relating to this Agreement (an “Action”), each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in Miami, Florida, and further agrees that any Action may be heard and determined in such federal court or in such state court. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any action in Miami, Florida.

(c)         Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, as well as any other deductions consented to in writing by the Executive.

(d)        Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(e)         Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(f)         Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof. There are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

(g)        Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein”, “hereby”, “hereunder”, “herewith”, “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(h)        Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s last address appearing in the payroll/personnel records of the Company.

If to the Company:

World Fuel Services Corporation
9800 N.W. 41st Street
Suite 400
Miami, FL 33178

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the day and year first above written.

WITNESSES:	WORLD FUEL SERVICES CORPORATION
/s/ EDITH F. NOVOA	By:	/s/ PAUL H. STEBBINS

Edith F. Novoa	Title:	Chairman/CEO

/s/ MARTA SOLODKO	/s/ MICHAEL J. KASBAR

Marta Solodko	Michael J. Kasbar Executive

EXHIBIT A

SEVERANCE BENEFITS

(I)              Cash Payment. The Company shall pay to the Executive the aggregate of the amounts determined pursuant to clauses (A) through (C) below:

(A)   if not already paid, the Executive’s Base Salary, unused vacation entitlement and car allowance through the Date of Termination; and

(B)   an amount equal to the annual Base Salary (the “Base Amount”) payable to the Executive immediately prior to the Date of Termination, multiplied by three (3) if the termination is pursuant to Section 5.4 hereof on or before the third anniversary following a Change of Control, or otherwise multiplied by two (2);

(C)   an amount equal to the product of (x) the average annual bonus payable to the Executive for the three (3) fiscal years beginning on or after April 1, 2001 (or such lesser number of full fiscal years as shall have been completed after April 1, 2001) immediately preceding the fiscal year of termination, multiplied by (y) three (3) if the termination is pursuant to Section 5.4 hereof on or before the third anniversary following a Change of Control, or otherwise multiplied by two (2); provided, however, that for these purposes, the bonus payable by the Company to the Executive for the fiscal year ending March 31, 2002 shall be equal to the sum of (i) 75% of the bonus payable to the Executive pursuant to Section 2.2(a) of the 2001 Employment Agreement for the calendar year 2001 plus (ii) the bonus payable by the Company to the Executive under Section 2.2(b) of the 2001 Employment Agreement for the period from January 1, 2002 through March 31, 2002.

The Company shall pay to the Executive the aggregate of the amounts determined pursuant to clauses (A) through (C) above in a lump sum by cashier’s check within five (5) business days after the Executive’s Date of Termination.

(II)               Medical, Dental, Disability, Life Insurance and Other Similar Plans and Programs. Until the earlier to occur of (i) the last day of the Severance Period, (ii) the date on which the Executive becomes eligible for the designated or comparable coverage as an employee of another employer which provides or offers such coverage to its employees, or (iii) in the case of benefits requiring employee contributions, the date the Executive fails to make such contributions pursuant to the Company’s or the plan’s instructions (which instructions shall be reasonable and given to the Executive by the Company within five (5) business days following the Executive’s Date of Termination) or otherwise cancels his coverage in accordance with plan provisions, the Company shall continue to provide all benefits which the Executive and/or his family is or would have been entitled to receive under all medical, dental, disability, supplemental life, group life, accidental death and executive accident insurance, and other similar plans and programs of the Company and/or its subsidiaries or affiliates not otherwise provided for in this Agreement, in each case on a basis providing the Executive and/or his family with the opportunity to receive benefits at least equal to the greatest level of benefits provided by the Company and/or its subsidiaries or affiliates for the Executive under such plans and programs as in effect at any time during the six (6) month period immediately preceding the Notice of Termination. The benefits will be paid for by the Company and, to the extent applicable, will be provided in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Executive’s participation in any such plan or program is barred by COBRA or for any other reason, the Company shall pay or provide for payment of such benefits or substantially similar benefits to the Executive and/or his family.

(III)             Stock Options and Rights. If the Executive is a participant in any stock option or stock purchase plan of the Company, or if the Executive is the holder of any options, warrants or rights to acquire capital stock of the Company (collectively “Stock Rights”), the Executive shall have all of the rights with respect thereto as are set forth herein and in the relevant plans and Stock Rights.

(IV)             Deferred Compensation. The Company shall pay to the Executive the Executive’s salary or incentive compensation awards that have been previously deferred, if any, in accordance with the terms of the Executive’s individual deferred compensation agreement(s) or the applicable plan(s), as appropriate.

(V)              Definition of Severance Period. For purposes of this Exhibit A, the term “Severance Period” shall mean the three (3) year period immediately following the Date of Termination, if the termination is pursuant to Section 5.4 of the Agreement following a Change of Control, or the two (2) year period immediately following the Date of Termination in the case of any other termination.

(VI)             Taxes. Notwithstanding anything in the foregoing to the contrary, if (x) a Change of Control occurs on or after January 1, 2003, and (y) the Executive’s employment with the Company terminates on or before the third anniversary of such Change of Control, then the Company shall not be obligated to pay any portion of the amounts otherwise payable to the Executive pursuant to Section 5.4 of this Agreement (the “Section 5.4 Severance Benefits”), on account of such termination, if and only to the extent that the Company could not reasonably deduct such portion solely by operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this limitation: (i) no portion of the Section 5.4 Severance Benefits, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment, shall be taken into account; (ii) no portion of any Section 5.4 Severance Benefits shall be taken into account which, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Section 5.4 Severance Benefits to the Executive shall be reduced only to the extent necessary so that the total Section 5.4 Severance Benefits (other than those referred to in clause (i) or (ii) ) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b) (4) of the Code, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Section 5.4 Severance Benefits shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Dated as of the 26th day of July, 2002.
/s/ MICHAEL J. KASBAR

Michael J. Kasbar

WORLD FUEL SERVICES CORPORATION
By:	/s/ PAUL H. STEBBINS

Title:	Chairman/CEO